                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12


                             Escalon Medical Corp.
                (Name of Registrant as Specified in its Charter)




    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[x] No fee required.
[ ] Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:




     2) Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *




     4) Proposed maximum aggregate value of transaction:




     5) Total fee paid:




* Set forth the amount on which the filing fee is calculated and state how it was determined.


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

[ESCALON LOGO]

                                                           Escalon Medical Corp.
                                                           351 E. Conestoga Road
                                                           Wayne, PA 19087
                                             Tel. 610-688-6830 Fax. 610-254-8958

                  NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 21, 1999

To the Shareholders of Escalon Medical Corp.:

              NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of the Shareholders of Escalon Medical Corp. (the "Company") will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, on January 21, 1999, at 10:00 A.M., local time, for the following purposes:

       1.        To elect four directors;

       2. To approve and adopt an amendment to the Company's 1993 Stock Option Plan to increase the number of authorized shares of Common Stock subject to the Plan by 200,000 to 375,000;

       3. To approve the sale and issuance of the Series A Preferred stock and the issuance of common stock upon the conversion of the Series A Preferred Stock pursuant to NASDAQ Stock Market Rule 4460(i).

       4. To ratify the selection of Parente Randolph Orlando Carey & Associates, LLP as the Company's independent auditors for the fiscal year ending June 30, 1999; and

       5. To transact such other business as may properly come before the meeting or any adjournments thereof.

              The Board of Directors has fixed the close of business on December 9, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such shareholders will be available for examination by any shareholder, for any purpose germane to the meeting for ten days prior to the meeting during ordinary business hours at the Company's executive offices at 351 E. Conestoga Road, Wayne, Pennsylvania 19087.

              Shareholders are cordially invited to attend the Annual Meeting. In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority of all outstanding shares of the Company's Common Stock must be present in person or be represented by proxy.

                                            By Order of the Board of Directors,

                                            /s/ Doug McGonegal
                                            Doug McGonegal
                                            Secretary

Wayne, Pennsylvania
December 17, 1998



EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                              ESCALON MEDICAL CORP.
                              351 E. CONESTOGA ROAD
                                 WAYNE, PA 19087



                                 PROXY STATEMENT


                       1998 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 21, 1999

GENERAL INFORMATION ON THE MEETING

         This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Escalon Medical Corp., a California corporation (the "Company"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held on Thursday, January 21, 1999, at 10:00 A.M., local time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, and at any adjournments thereof.

         The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to the use of the mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, facsimile transmission or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company's Common Stock. This proxy statement and accompanying proxy are first being sent to the shareholders of the Company on or about December 17, 1998.

RECORD DATE AND VOTING

         Only shareholders of record at the close of business on December 9, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of December 4, 1998, 3,017,185 shares of the Company's Common Stock were issued and outstanding, all of which are entitled to be voted at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held on all matters to come before the meeting.

         The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A shareholder giving a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company written notice of revocation or by appearing at the meeting and voting in person. A prior proxy is automatically revoked by a shareholder delivering a valid proxy to the Secretary of the Company bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted for all nominees listed herein under "Election of Directors," for the amendment to the Company's 1993 Stock Option Plan, to approve the sale and issuance of the Series A Preferred stock and the issuance of common stock upon the conversion of the Series A Preferred Stock and for ratification of the selection of Parente Randolph Orlando Carey & Associates, LLP as the Company's independent auditors for the fiscal year ending June 30, 1999.

            The election of directors will be determined by a plurality of the votes cast, while approval of any other items at the Annual Meeting will require the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the meeting. Additionally, in voting for directors, if any shareholder gives notice at the meeting, prior to voting, of an intention to cumulate votes, then each shareholder has the right to cumulate votes and to give any one or more of the nominees whose names have been placed in nomination prior to voting a number of votes equal to the number of directors to be elected multiplied by the number of shares which the shareholder is entitled to vote. Discretionary authority to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked by any shareholder is solicited by the Board of

Directors. In the case of shares that are present at the Annual Meeting for quorum purposes, not voting those shares for a particular nominee for director (including by withholding authority on the proxy) will not operate to prevent the election of that nominee if he or she otherwise receives affirmative votes; an abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item and a broker "non-vote" on any item (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and those matters are matters with respect to which the broker has no discretion to vote) will have no effect on the outcome of the vote on such item.


                                (PROPOSAL NO. 1)
                              ELECTION OF DIRECTORS

            The Board of Directors of the Company, which currently consists of four members, shall consist of four members, all of whom are to be elected at the 1998 Annual Meeting. The term of each director will continue until his successor is elected and has qualified or until his earlier resignation or removal.

            The Board of Directors has nominated the following nominees for election as directors of the Company at the Annual Meeting. Each of the nominees is now a director of the Company with a term expiring at the Annual Meeting. Each of the nominees has agreed to serve if elected. Unless an instruction is given by a shareholder on the proxy card to withhold a vote as to a nominee or nominees, the proxy holders will vote the proxies received by them for the four nominees, or, in the unlikely event that any nominee becomes unable to serve as a director, for other persons designated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.



                                   -----------------------------------------
                                           NOMINEES FOR ELECTION


                                   -----------------------------------------


                                          YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
NAME OF DIRECTOR               AGE            PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------               ---        --------------------------------------------------------
Richard J. DePiano             57      Mr. DePiano has been a director of the Company since February 1996.  Mr.
                                       DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P.
                                       and Managing Director of the Sandhurst Venture Fund since 1986.  Mr.
                                       DePiano is Chairman of the Board of Directors of Surgical Laser Technologies,
                                       Inc.  Mr. DePiano has served as Chairman and Chief Executive Officer of the
                                       Company since March 1997.

Jay L. Federman, MD            60      Dr. Federman served as the Chairman of the Board of Directors of the
                                       Company from February 1996 to March 1997 and continues to serve on the
                                       Board of Directors.  Dr. Federman has served as the Chief of the Division of
                                       Ophthalmology at the Medical College Pennsylvania and M.C.P. Hahnemann
                                       School of Medicine and as Co-Director of the Retina Service at Wills Eye
                                       Hospital in Philadelphia, Pennsylvania.  Dr. Federman is a director of Surgical
                                       Laser Technologies, Inc.

Jack M. Dodick, MD             59      Dr. Dodick has been a director of the Company since February 1996.  Dr.
                                       Dodick has served as the Chairman of the Department of Ophthalmology at
                                       Manhattan Eye, Ear and Throat Hospital in New York.

                                          YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
NAME OF DIRECTOR               AGE            PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------               ---        --------------------------------------------------------
                                       Mr. Choate has been a director of the Company since November 1998.  Mr.
Fred G. Choate                 52      Choate has served as Manager of the Greater Philadelphia Venture Capital
                                       Corp. since 1992.

            Messrs. DePiano, Dodick and Federman currently serve as directors of EOI, formerly known as Escalon Ophthalmics, Inc. EOI, as of December 4, 1998 was the beneficial owner of 2.6% of the outstanding Common Stock of the Company, was formerly engaged in the business of developing, manufacturing and marketing ophthalmic surgical products and developing novel drug delivery technology. EOI, is currently engaged in the process of winding up its affairs. See "Securities Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            The Board of Directors held six (6) meetings during the fiscal year ended June 30, 1998. Each director attended in person or telephonically at least 85% of the total number of meetings of the Board of Directors and the Committees of which they were members.

            The Board of Directors has established two standing committees, the Audit Committee and the Compensation Committee.

            Audit Committee. The Audit Committee has the primary responsibility for ensuring the integrity of the financial information reported by the Company. The Committee's functions include: (i) making recommendations concerning the selection of independent auditors; (ii) reviewing the scope of the annual audit to be performed by the independent auditors; (iii) reviewing the results of those audits; and (iv) meeting periodically with management and the Company's independent auditors to review financial, accounting and internal control matters. The Audit Committee held one meeting during the fiscal year ended June 30, 1998. The Audit Committee consisted of two directors, Messrs. Dodick and Kunze. Currently the Audit Committee consists of two directors Messre. Dodick and Choate.

            Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors on the compensation and benefits payable to the officers and key employees of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee is also charged with determining candidates who are eligible for grants of stock options under the Company's stock option plans. In addition, the Compensation Committee is responsible for administering and interpreting such plans. The Compensation Committee held one meeting during the fiscal year ended June 30, 1998. The Compensation Committee consisted of three directors, Messrs. DePiano, Kunze and Federman. Currently the Compensation Committee consists of Messrs. DePiano & Federman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. DePiano and Federman. Mr. DePiano is a Director and the Chief Executive Officer of the Company. The approval of Mr. DePiano's employment agreement was by the Compensation Committee comprised of Messrs. DePiano, Kunze and Federman. Mr. DePiano abstained from all discussions and approvals of his employment agreement.

COMPENSATION OF DIRECTORS

Mr. Kunze was paid $48,000, Dr. Dodick $3,000, Dr. Federman $6,500 and Mr. Johnson $5,500 as directors fees during the fiscal year ended June 30, 1998. Currently directors receive stock options for each board meeting and committee meeting attended. Messrs. Dodick, Federman and Kunze were issued stock options for attendance at board meetings. In addition, directors are reimbursed for expenses incurred in connection with attending meetings. See "Executive Officers--Executive Compensation."



                        EXECUTIVE OFFICERS OF THE COMPANY


            NAME           AGE                       POSITION
            ----           ---                       --------
Richard J. DePiano         57       Chairman and Chief Executive Officer

Ronald L. Hueneke          55       President and Chief Operating Officer

Doug McGonegal             47       Secretary and Vice President, Finance

Shawn Mullen               40       Vice President, Sales & Marketing



            Mr. DePiano's employment background is described above under "Nominees for Election."

            Mr. Hueneke was appointed President of the Company and Chief Operating Officer in July, 1998. From 1991 until 1996, Mr. Hueneke held various senior management positions with EOI. Mr. Hueneke co-founded Trek Medical Products, Inc., a vitreoretinal instrument and equipment business, in 1983 and served as its President until October 1991 when it was acquired by EOI.

            Mr. McGonegal was appointed Secretary and Vice President, Finance of the Company in July 1998.

            Mr. Mullen was appointed Vice President, Sales & Marketing of the Company in July 1998.

EXECUTIVE COMPENSATION

            The following table sets forth certain compensation paid by the Company to its Chief Executive Officer and certain other highly compensated executive officers of the Company for all services rendered in all capacities for the periods shown. This table includes Sterling C. Johnson, who stepped down from his positions with the Company effective April 30, 1997 and John T. Rich , who stepped down from his positions with the Company effective June 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                                 COMPENSATION
                                           ANNUAL COMPENSATION                         OTHER        AWARDS
                                                                                       ANNUAL                    ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR          SALARY         BONUS     COMPENSATION   OPTIONS     COMPENSATION(1)
---------------------------                ----          ------         -----     ------------   -------     ---------------
Richard J. DePiano(2)                      1998         $240,000             --           --         --         $  9,600
Chairman and Chief Executive               1997         $ 73,846             --           --         --         $  3,200
   Officer                                 1996             --               --           --         --             --

John T. Rich                               1998         $119,000         $ 14,500         --         --             --
Former Vice President of Finance           1997         $119,000         $ 14,500         --         --             --
and Administration, and Secretary          1996         $ 43,858             --           --         --             --

Ronald L. Hueneke                          1998         $105,000         $ 20,000         --         --             --
President and Chief Operating              1997         $105,000         $ 14,500         --         --             --
Officer                                    1996         $ 39,159             --           --         --             --

Doug McGonegal                             1998         $ 35,446         $  4,000         --         --             --
Vice President of Finance and              1997             --               --           --         --             --
Secretary                                  1996             --               --           --         --             --

Shawn Mullen                               1998         $ 95,000         $ 20,000         --         --             --
Vice President, Sales & Marketing          1997             --               --           --         --             --
                                           1996             --               --           --         --             --

Sterling C. Johnson                        1998             --               --           --         --         $146,875
Former President,  Chief                   1997         $118,088             --           --         --         $109,832
Executive Officer and Chief                1996         $ 55,677             --           --         --         $  2,536
Operating Officer


----------
(1) Includes payment by the Company of (i) in the case of Mr. Johnson (a) an automobiles allowance in the amount of $5,094; (b) $6,158 in insurance premiums paid for life insurance; (c) severance payments in the amount of $129,123 and (d) directors fees in the amount of $5,500;
         (ii) in the case of Mr. DePiano, an automobile allowance in the amount of $9,600.

(2) Mr. DePiano became Chairman and Chief Executive Officer of the Company on March 1, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

             NAME            OPTIONS             % OF          EXERCISE PRICE   EXPIRATION           POTENTIAL REALIZABLE
            -----           GRANTED(1)        TOTAL OPTIONS       $/SHARE)          DATE               VALUE AT ASSUMED
                           ----------         GRANTED TO      ---------------------------            ANNUAL RATES OF STOCK
                                             EMPLOYEES IN                                           PRICE APPRECIATION FOR
                                              FISCAL YEAR                                              OPTION TERM(2)
                                              -----------                                           ----------------------
                                                                                                    5%               10%
                                                                                                    --               ---
Richard J. DePiano          112,500                0%         $    2.252           6/4/07        $159,330         $403,775

Doug McGonegal                1,000                2%         $    1.875          2/27/08        $  1,179         $  2,988

Ronald L. Hueneke            15,000               25%         $    1.875          2/27/08        $ 17,688         $ 44,824

Shawn Mullen                  7,500               12%         $    1.875          2/27/08        $  8,844         $ 22,412

Roger Edens                   3,000                5%         $    1.875          2/27/08        $  3,538         $  8,965

Mark Wallace                  3,000                5%         $    1.875          2/27/08        $  3,538         $  8,965

Jay Federman                 10,000               17%         $    1.875          2/27/08        $ 11,792         $ 29,883

Jack Dodick                  10,000               17%         $    1.875          2/27/08        $ 11,792         $ 29,883

Robert Kunze                 10,000               17%         $    1.875          2/27/08        $ 11,792         $ 29,883


(1) These options were granted under the Company's 1993 Stock Option Plan and have a term of ten years, subject to earlier termination in certain events. See "Employment Agreements." The options are fully vested.

(2) The potential realizable values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for the particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE


                                                                     NUMBER OF                         Value of
                                                                    UNEXERCISED                  Unexercised In-the-
                                                                    OPTIONS AT                     Money Options at
                                                                   JUNE 30, 1998                   June 30, 1998(1)
                                                                   -------------                  -----------------
                       SHARES ACQUIRED     VALUE
NAME                     ON EXERCISE      REALIZED         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                   ---------------    ---------        -----------     -------------     -----------     -------------
Richard J. DePiano            --               --            112,500            --              $0.00             --

Doug McGonegal                --               --             1,000             --              $0.00             --

Ronald L. Hueneke             --               --             15,000            --              $0.00             --

Shawn Mullen                  --               --             7,500             --              $0.00             --

Roger Edens                   --               --             3,000             --              $0.00             --

Mark Wallace                  --               --             3,000             --              $0.00             --

Jay Federman                  --               --             10,000            --              $0.00             --

Jack Dodick                   --               --             10,000            --              $0.00             --

Robert Kunze                  --               --             10,000            --              $0.00             --


-------------------

(1) Potential unrealized value is (i) the fair market value at fiscal 1998 year-end less the option exercise price times (ii) the number of options. Fair market value as of fiscal 1998 year-end was determined based on a closing sale price on June 30, 1998 of $0.766.


            NO AWARDS WERE MADE TO ANY NAMED EXECUTIVE OFFICER DURING SUCH FISCAL YEAR UNDER ANY LONG-TERM INCENTIVE PLAN. THE COMPANY DOES NOT SPONSOR ANY DEFINED BENEFIT OR ACTUARIAL PLANS AT THIS TIME.

EMPLOYMENT AGREEMENTS

            On May 12, 1998, the Company entered into an employment agreement with Richard J. DePiano as the Chairman and Chief Executive Officer of the Company. The term of the employment agreement commenced on May 12, 1998 and shall continue through June 30, 2001. The employment agreement renews on July 1 of each year for successive terms of three years unless either party notifies the other party at least thirty (30) days prior to such date of the notifying party's determination not to renew the agreement. The agreement provides for a base salary of $240,000 per year plus incentive compensation in the form of a cash bonus to be paid by the Company to Mr. DePiano at the discretion of the Board of Directors. The agreement also provides for health and long term disability insurance and other fringe benefits as well as an automobile allowance of $800 per month.

            Ronald L. Hueneke entered into an employment agreement with EOI in October of 1991 that provides for annual salary at a rate established by the Company's Board of Directors which is currently set as $105,000 per annum. Mr. Hueneke's employment agreement was assumed by the Company in connection with the Asset Sale and Purchase. The agreement also provides for health, life and long-term disability insurance and other fringe benefits. In addition, the agreement provided for incentive compensation equal to 3 1/3% of the gross sales derived from the sale by Mr. Hueneke of certain products during the initial term of the employment agreement. Under the agreement, Mr. Hueneke was also granted options to purchase up to 75,000 shares of the EOI's Common Stock at an exercise price per share of $1.00. The options are fully vested and currently exercisable. The employment agreement, which had an initial term of five years, renews automatically from year to year unless either party notifies the other in writing at least 90 days prior to the expiration of the then current term of its determination not to renew the agreement.



        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of December 4, 1998 certain information regarding the beneficial ownership of the Common Stock by (i) each shareholder known by the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for election as director of the Company, (iii) each of the Named Executive Officers as such term is defined in
Item 402(a)(3) of Regulation S-K and (iv) all directors and executive officers of the Company as a group. Pursuant to the rules and regulations promulgated under the Exchange Act the table sets forth the most recent information provided in filings made with the SEC by the reporting persons.

            The calculation of percentage ownership as shown for each person in the following table assumes the exercise of all options and warrants held by such person but not the exercise of any other person's options or warrants. Additionally, certain of the reporting persons share beneficial ownership of certain securities of the Company. Any securities as to which beneficial ownership is shared are set forth on the table below as beneficially owned by each person to whom beneficial ownership may be attributed. See the footnotes to the table for information as to shared beneficial ownership of the Company's securities.

                           BENEFICIAL OWNERSHIP TABLE

                                                                                       AMOUNT OF
                                                                                      BENEFICIAL
                                                       Amount of                    OWNERSHIP OF
                                                      Beneficial                          SHARES     AMOUNT OF
                                                    Ownership of                      UNDERLYING     AGGREGATE   AGGREGATE
                                                     Outstanding       PERCENT OF       OPTIONS/    BENEFICIAL     PERCENT
 NAME AND ADDRESS OF BENEFICIAL OWNER                Shares(1)**         CLASS        WARRANTS***     OWNERSHIP   OF CLASS
 ------------------------------------                -----------       -----------   ------------     ---------  ---------
EOI Corp. (2)
  351 E. Conestoga Road                               95,147             2.6              --           95,147        2.6
 Wayne, PA 19087
D. Blech and D. Blech & Company,
Incorporated (3)
  599 Lexington Avenue
  New York, NY  10022                                   --                --            790,000        790,000      20.7

R.A. Mackie & Co., L.P. (4)                             --                --            140,119        140,119       4.4
   One Gorham Island
   Westport, CT 06880

Combination, Inc. (6)
 C/O ISRC                                            584,703            16.2             40,000         624,703     17.2
 310 Madson Avenue, Suite 503
  New York, NY 10017

Sterling C. Johnson                                      --              --                 --             --        --

Robert J. Kunze                                        5,759              *                 --            5,759      *

Fred G. Choate                                           816              *                 --              816      *

Richard J. DePiano (5)                                 7,692              *              112,500        120,192      3.8

Jack M. Dodick, M.D                                   39,725              1.1             10,000         49,752      1.6

Ronald L. Hueneke                                      16995              *               15,000         31,995      1.0

Sandhurst Venture Fund (5)
  351 E. Conestoga Road                               88,250              2.5               --           88,250      2.5
 Wayne, PA 19087

Jay L. Federman, M.D                                  38,533              1.1             10,000         48,533      1.6

All directors and executive officers as a group
  (6 persons)                                        197,797              6.6            147,500        345,297      10.9

----------
*        Less than 1%.

** Includes outstanding shares owned by the named person but does not include shares as to which such person has the right to acquire.

*** Represents shares underlying (a) Class A Redeemable Common Stock Purchase Warrants ("Class A Warrants") and Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants"), each of which (i) entitles the holder thereof to purchase one share of Common Stock at a price of $6.25 and $7.50, respectively, and (ii) was issued in connection with a November 1993 offering; and (b) certain options, which in each case are exercisable within 60 days from the date hereof.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) The outstanding share ownership set forth for EOI consists of shares owned solely by EOI. Messrs. DePiano, Dodick, and Federman are directors of EOI. Although not currently serving as an officer of EOI, Ronald L. Hueneke, the Company's President and Chief Operating Officer, served as Vice President and General Manager of the Trek Division of EOI prior to the Asset Acquisition. Each of the above named individuals are also shareholders of EOI.

(3) As reported on Amendment No. 3 to the Statement on Schedule 13D dated October 5, 1995. The ownership of shares underlying options and warrants, as set forth for Mr. Blech, consists entirely of shares underlying 1,380,000 Class A Warrants and 880,000 Class B Warrants owned by Blech, and 900,000 shares subject to a Unit Purchase Option owned by Blech (see discussion under "Certain Relationships and Certain Transactions").

(4) For R.A. Mackie & Co., L.P. such figures are as reported on Schedule 13G dated February 8, 1996 and represent ownership of shares underlying 43,575 Class A Warrants and 516,900 Class B Warrants.

(5) Includes 112,500 shares which Mr. DePiano has the right to acquire upon the exercise of currently exercisable stock options, excludes 88,250 shares held by Sandhurst Venture Funds. Mr. DePiano has the right to vote the Sandhurst Venture Funds shares.

(6) For Combination, Inc. such figures are reported as if the 818 shares of Series A Preferred Stock was converted pursuant to the terms of such stock on December 4, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              On February 12, 1996, the Company acquired substantially all of the assets and certain of the liabilities of EOI, pursuant to an Assets Sale and Purchase Agreement, in exchange for 4,770,772 shares of the Company's Common Stock. The total estimated cost of the acquisition was $8,900,000, including liabilities assumed (which includes the assumption of costs associated with certain litigation involving EOI) of $1,016,340 and estimated transaction costs of approximately $928,000. The acquisition was accounted for using the purchase method of accounting and included the acquisition of accounts receivable, inventories, equipment and various other tangible and intangible assets. The total purchase price over the fair value of net assets acquired approximates $4,100,000. Another $1,000,000 of the purchase price was assigned to in-process technology and was charged to operations immediately following the acquisition. As disclosed elsewhere herein, Messrs. DePiano, Dodick and Federman were at the time of the acquisition, and continue to be, members of the Board of Directors of EOI. Mr. Rich, the Company's former Vice President, Finance and Administration/Secretary, served in similar executive level management position with EOI. Ronald L. Hueneke, President and Chief Operating Officer of the Company, served as Vice President and General Manager of the Trek Division of EOI prior to the consummation of the Asset Acquisition. EOI through August 1998 was the beneficial owner of 42.2% of the outstanding Common Stock of the Company and after such date EOI has distributed to its individual shareholders all but 2.6% of the outstanding Common Stock of the Company in accordance with its winding up process. EOI is continuing to distribute the balance of the shares to the individual EOI shareholders.

              Jay L. Federman, M.D., a Director, together with two individuals unaffiliated with the Company, entered into a Development, Assignment and License Agreement with the Company dated September 11, 1992. Under this agreement, the Company had agreed to pay royalties to Dr. Federman and the two unaffiliated individuals on sales of the Company's Iris Expander and related products. Generally, the agreement provided for quarterly royalty payments of 10% of net sales, for sales by the Company, and the greater of 5% of net sales or 50% of royalty payments received by the Company, for sales by sublicensees of the Company, in countries where a valid patent for the product has issued. For sales in countries where a valid patent has not issued, royalty payments equal to one-half of the foregoing rates are required. As of the date hereof, the Company has discontinued development and terminated the Development, Assignment and License Agreement of the Iris Expander. Therefore, no royalty payments have been made to Dr. Federman or the other individuals that are parties to the Development, Assignment and License Agreement.

              Commencing November 17, 1994, upon the exercise of any Class A Redeemable Common Stock Purchase Warrant or Class B Redeemable Common Stock Purchase Warrant (a "Warrant"), to the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission (the "Commission"), the Company has agreed to pay D. Blech & Company, Incorporated ("Blech"), except in certain limited circumstances, a fee of 5% of the exercise price of such Warrant if (i) the market price of the Common Stock is greater than the exercise price of such Warrant on the date of exercise; (ii) on the date of exercise Blech is a registered broker-dealer and its registration has not been suspended; (iii) such Warrant is not held in a discretionary account; and (iv) the solicitation of such Warrant was not in violation of Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. The Company has agreed not to solicit the exercise of any Warrant other than through Blech unless Blech is legally unable to solicit such exercise or is prohibited from doing so by the rules of the NASD or otherwise, in which event the Company may solicit such exercise, either itself or with the assistance of a third party.

              In November 1993, the Company sold to Blech a transferable option (the "Unit Purchase Option") to purchase up to 300,000 Units. The Unit Purchase Option is exercisable for a period of four years, commencing November 17, 1994, at an initial exercise price equal to $8.00 per Unit. The Units are identical in all respects to Units issued in an underwritten public offering of Units made in November and December of 1993, except that (i) while the Warrants comprising such Units are held by Blech or certain transferees of Blech, they are not redeemable by the Company and (ii) Warrants comprising such Units are exercisable for the period commencing on November 17, 1993, and terminating at the close of business on November 24, 1994. The Unit Purchase Option cannot be transferred, assigned or hypothecated prior to November 24, 1994, except that it may be assigned, in whole or in part, to any successor, officer or partner of Blech. The Unit Purchase Option contains antidilution provisions providing for appropriate adjustment of the exercise price and the number of Units which may be purchased upon exercise upon the occurrence of certain events.

              The Company has agreed that it will, at its expense on any one occasion during the four-year period commencing November 17, 1994, and on any one additional occasion at the expense of the holders thereof during such period, register the securities underlying, or issuable upon the exercise of the securities underlying, the Unit Purchase Option at the request of holders of a majority of the Units issued or issuable upon exercise of the Unit Purchase Option (including shares of Common Stock issuable upon exercise of the Warrants included in those Units). The Company has also agreed, during the seven-year period commencing November 17, 1994, to register on a "piggyback" basis, on an unlimited number of occasions, such securities whenever the Company files a registration statement.

              For the life of Unit Purchase Option, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the securities of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Unit Purchase Option remains unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Unit Purchase Option may be expected to exercise such option at a time when the Company would, in all likelihood, be able to obtain needed capital by an offering of its securities on terms more favorable than those provided by the Unit Purchase Option.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission, by a specified date, reports regarding their ownership of Common Stock. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater that ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to those transactions during 1998.


                                (PROPOSAL NO. 2)
                       AMENDMENT OF 1993 STOCK OPTION PLAN

              At the Annual Meeting, there will be presented to the shareholders a proposal to approve and adopt an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan"). On November 15, 1998, the Board of Directors of the Company approved the proposed amendment to the 1993 Plan subject to shareholder approval at the Annual Meeting. The amendment will not be effective unless and until shareholder approval is obtained.

              The amendment would increase the number of shares available for issuance under the Company's 1993 Plan from 175,000 to 375,000 shares of Common Stock. The Board of Directors believes that the Company's ability to grant options under the 1993 Plan is a valuable and necessary compensation tool that aligns the long-term financial interests of employees, consultants and directors with the financial interests of the Company's shareholders. As of December 9, 1998, options to purchase 162,000 shares of Common Stock were outstanding under the 1993 Plan; options to purchase 13,000 shares remain available for future grants. An increase in the number of shares available for issuance is necessary to meet the above objectives. The Board of Directors believes that it is in the best interests of the Company and its shareholders to incorporate this change into the 1993 Plan.


              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1993 PLAN.

              THE PROPOSED AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN IS SET FORTH AS EXHIBIT A TO THIS PROXY STATEMENT, AND THE DESCRIPTION OF SUCH AMENDMENT CONTAINED HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT A.



                         DESCRIPTION OF THE OPTION PLAN



SUMMARY OF MATERIAL TERMS OF THE 1993 PLAN

              The 1993 Plan was approved, subject to shareholder approval, by the Board of Directors on September 23, 1993. Subject to certain increases and adjustments, the 1993 Plan provides for the issuance of an aggregate of 175,000 shares of Common Stock pursuant to options granted under the 1993 Plan. Unless sooner terminated by the Board of Directors, the 1993 Plan will expire by its terms on September 22, 2003 and no option may be granted under the 1993 Plan after that date. As of December 9, 1998, options to purchase 172,000 shares of Common Stock have been granted under the 1993 Plan.

              The 1993 Plan provides for the grant, for no consideration other than services, of options to purchase shares of the Common Stock of the Company to certain employees and directors of the Company or its subsidiaries and to certain other individuals who provide services to the Company or its subsidiaries. Options granted pursuant to the 1993 Plan may either be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), which are intended to qualify for special federal income tax treatment ("ISOs"), or "non-qualified stock options" ("NQSOs"). Capitalized terms not defined below have the same meanings as set forth in the 1993 Plan attached hereto. The 1993 Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, known as "ERISA."

              Administration, Modification and Amendment of the 1993 Plan. The 1993 Plan provides that it shall be administered by a committee of the Board of Directors consisting of at least two and not more than five persons (the "Committee"). The members of the Committee shall be appointed from time to time by the Board of Directors of the Company and may, but need not be, directors. The Committee has the final authority to interpret the 1993 Plan, to determine which Eligible Employees, as defined below, shall receive options, the times when such options shall be granted and when they may be exercised, the fair market value of Common Stock for the purposes of determining exercise prices and the number of shares to be subject to any option, to determine the terms and provisions of option agreements, to prescribe, amend and rescind rules and regulations relating to the 1993 Plan, to construe options under the 1993 Plan, and to make all other determinations necessary and advisable for proper administration of the 1993 Plan. All decisions and determinations of the Committee are final.

              The Board of Directors may at any time suspend or terminate the 1993 Plan or may amend it from time to time in such respects as the Board of Directors may deem advisable either to conform the terms of the 1993 Plan to any changes in the law or for any other reason that the Board of Directors may deem to be in the best interests of the Company and its shareholders; provided, however, that without approval of the shareholders of the Company, no such amendment may (1) except in certain limited circumstances, materially increase the number of shares for which options may be granted under the 1993 Plan, (2) materially modify the requirements as to eligibility for participation in the 1993 Plan, or (3) materially increase the benefits accruing to participants under the 1993 Plan.

              Eligibility and Grants of Options. All full-time, key employees of the Company are eligible for selection by the Committee to receive ISOs under the 1993 Plan and all full-time, key employees, directors and any other persons who perform services for the Company ("Consultants") and who, in the opinion of the Committee, will contribute to the success of the Company, are eligible to receive NQSOs under the 1993 Plan (together "Eligible Employees"). The 1993 Plan provides that the phrase "key employees" includes officers, department heads, division managers, other employees having supervisory responsibilities, and those other employees as the Committee may specifically designate from time to time. Members of the Committee are not eligible to receive grants of options under the 1993 Plan. The Committee determines and designates from time to time the number and nature of the options to be granted to any Eligible Employee. The number of options that may be granted to any particular individual or group is not determinable until the Committee takes action with respect thereto. As of December 9, 1998, approximately 20 non-director employees, four directors and one Consultant were eligible to participate in the 1993 Plan.

              Term of Options. The term of each option is determined by the Committee, but no option will be exercisable more than ten years from the date the option was granted. ISOs granted to a "control person" will not be exercisable more than five years from the date the option was granted. For purposes of the 1993 Plan, a "control person" is any person who, as of the date of an option grant, owned more than 10% of the voting stock of the Company or of any parent or subsidiary corporation.

              Exercise of Options. Options granted under the 1993 Plan are exercisable by the holder at such rate and times as may be fixed by the Committee at the time the option is granted. The Committee may, in its discretion, accelerate or otherwise amend the times any or all outstanding options are exercisable, including in the event of a Change of Control.

              Option Exercise Price. The exercise price of an option is determined by the Committee at the time the option is granted, although it may not be less than the Fair Market Value of the shares on the date of grant. With respect to a "control person" the exercise price of an ISO cannot be less than 110% of the Fair Market Value on the date of grant. "Fair Market Value" on a specified date refers to the last sales price or the average of the closing bid and asked price, as appropriate, per share of the Common Stock on the stock exchange or market on which the Common Stock is primarily traded or, if there were no trades or quotations on that date, then on the last previous day on which a trade or quotation was reported.

              Termination of Employment. If an option holder terminates his or her employment with the Company or a subsidiary for reasons other than retirement, disability or death, all unexercised options of such holder shall terminate immediately upon such termination, as determined by the Committee, and such holder shall have no right thereafter to exercise any unexercised options he or she might have exercised prior to the date of termination. If an option holder terminates employment due to retirement on or after attaining the age of 65 (or such earlier date as shall be permitted), or to a permanent and total disability, within the meaning of Section 22(e)(3) of the Code, or to death, the holder or the holder's estate or the holder's heirs may exercise the options which are unexercised at the time of such retirement, disability or death (but only to the extent that such options are then exercisable in the case of disability): (i) within three months after the option holder's retirement, in the case of an ISO, and within twelve months after the option holder's retirement, in the case of a NQSOs, or (ii) within twelve months after the option holder's disability or death. No option may be exercised after its original expiration date.

FEDERAL INCOME TAX CONSEQUENCES

              Non-Qualified Options. Except as described in the following paragraph, upon the exercise of an NQSO, the amount by which the fair market value of the shares on the date of exercise exceeds the option price is taxed to the optionee as ordinary compensation income. In general, the Company is entitled to a deduction equal to the amount of the ordinary compensation income realized by the optionee. At such time as the optionee sells shares issued to him upon exercise of his option, if the shares were held as capital assets, he will realize capital gain or loss (long-term being more than 12 months and short-term being 12 months or less) in an amount equal to the difference between his tax basis in the shares and the selling price. The Company is not entitled to any tax deductions with respect to capital gains realized by the optionee.

              Incentive Stock Options. The holder of an ISO will not be subject to federal income tax upon the grant or exercise of the ISO, and the Company will not be entitled to a tax deduction by reason of such exercise. A sale of the shares received upon the exercise of an ISO which does not occur within one year after the exercise of the ISO or within two years after the grant of the ISO will result in the realization of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the optionee's tax basis in such shares if such shares were held as capital assets. Generally, upon a prior disposition of the shares, the optionee will recognize ordinary compensation income equal to the lesser of (1) the excess of the fair market value of the shares on the date of transfer to the optionee over the option price or (2) the excess of the amount realized on the disposition over the optionee's tax basis in the shares. In certain circumstances, upon a prior disposition, such as a disposition by gift or a transfer to a related person, the amount of ordinary compensation income recognized by the optionee will be the excess of the fair market value of the shares on the date of transfer to the optionee over the option price. The Company may claim a tax deduction on a prior disposition of such shares in the amount of the ordinary compensation income which is realized by the optionee, and at the time so recognized.

              The excess of the fair market value of the shares at the time of exercise of an ISO over the option price constitutes an item of tax preference subject to the alternative minimum tax, unless a subsequent disqualifying disposition occurs.

              Tax Advice Caveat. The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 1993 Plan. Optionees also may be subject to state and local taxes in connection with the grant or exercise of options and the sale or other disposition of shares acquired upon the exercise thereof. The Company suggests that optionees consult with their individual tax advisors to determine the applicability of the tax aspects of options to their personal tax circumstances.


                                (PROPOSAL NO. 3)

              APPROVAL AND RATIFICATION OF THE SALE AND ISSUANCE OF THE SERIES A PREFERRED STOCK AND THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE CONVERSION OF THE SERIES A PREFERRED STOCK PURSUANT TO NASDAQ STOCK MARKET RULE 4460(i)

         The Company is seeking the approval and ratification of the sale and issuance of the Company's Series A 6% Convertible Preferred Stock (the "Series A Preferred Stock") and the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock. On December 31, 1997, the Company issued 1,350 shares of Series A Preferred Stock in a private offering pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), for cash proceeds of $1,350,000 in cash which was used for working capital purposes. As of the date hereof, 818 shares of Series A Preferred Stock are outstanding.

         Approval of Proposal No. 3 would permit the holders of the Series A Preferred Stock (the "Series A Holders") to convert the balance of the Series A Preferred Stock into shares of Common Stock in accordance with the terms of the Series A Preferred Stock by removing certain limitations under the rules of the Nasdaq Stock Market which could limit the Company's ability to issue Common Stock upon conversion of the Series A Preferred Stock. Such approval would also allow the Company to exercise an option it has obtained from the holders of the Series A Preferred Stock pursuant to which the Company would simultaneously cause such holders to convert a portion of the Series A Preferred Stock into 225,000 shares of Common Stock and redeem the remaining outstanding shares of Series A Preferred Stock for $818,000 plus accrued and unpaid dividends (the "Option"). Such approval is a condition to the Company's exercise of the Option. If the Shareholders do not approve this Proposal No. 3 , the Company will not be able to exercise the Option and the Company cannot issue additional shares of Common Stock upon the conversion of the Series A Preferred Stock.

         On November 16, 1998, the Company obtained the Option from the Series A Holders. In connection with the Option, the Series A Holders agreed not to transfer the Series A Preferred Stock to any other third party other than the Company prior to the expiration of the option on January 30, 1999. The price of the option was $100,000 which was paid to the Series A Holders upon their placing all 818 outstanding shares of Series A Preferred Stock in escrow until the Option is duly exercised or the Option expires, whichever occurs first. If the Option is duly exercised, the $100,000 will be credited against any amounts owed by the Company to the Series A Holders for redemption of the outstanding shares of Series A Preferred Stock. The exercise of the Option is conditioned upon the Company obtaining shareholder approval for the issuance of the 225,000 shares of Common Stock upon the conversion of the Series A Preferred Stock in accordance with Nasdaq Marketplace Rule 4460(i), which approval is being requested in this Proposal No. 3.

SUMMARY OF SERIES A PREFERRED STOCK TERMS

         Copies of the relevant documents for the sale of the Series A Preferred Stock were filed as exhibits to the Company's Registration Statement on Form S-3 dated January 20, 1998 (Registration No. 333-44513). The following summary of the material terms of the Series A Preferred Stock is not intended to be a complete description of all of the terms contained in the Company's Certificate of Determination of Series A 6% Convertible Preferred Stock (the "Certificate of Determination") and for complete information, reference is made to such filing.

         Pursuant to the Company's Articles of Incorporation, the Board of Directors has designated 1,350 shares of its preferred stock as Series A Preferred Stock with the rights, preferences, privileges and terms set forth in the Certificate of Determination.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount of cash equal to the Liquidation Value ($1,000) plus all accrued and unpaid dividends of all shares held by such holder, and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such Liquidation Event, the Company's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, the entire assets are to be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder. Prior to the Liquidation Event, the Company is required to declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock. Upon a Liquidation Event, the Series A Preferred Stock ranks prior to any other class of capital stock of the Company, including, without limitation, all classes of the Common Stock of the Company, whether now existing or hereafter created (all of such classes or series of capital stock of the Company to which the Series A Preferred Stock ranks prior, including without limitation, the Common Stock and including, without limitation, junior securities convertible into or exchangeable for other junior securities are collectively referred to as "Junior Securities"). A consolidation or merger of the Company into any other entity or entities, or a sale or transfer by the Company of all or substantially all of its assets, or the effectuation of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, shall be deemed to be a Liquidation Event if the holders of at least 70% of the outstanding Series A Preferred Stock elect to have such transaction treated as a Liquidation Event with respect to such shares.

         Dividends. Holders of the Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum of the sum of the Liquidation Value of such shares (plus all accrued and unpaid dividends thereon) payable quarterly, at the sole discretion of the Company, in either (i) cash or
(ii) shares of Common Stock at the then applicable Conversion Price (as defined below). Dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. No dividends may be declared or paid or set apart for payment on any Junior Securities for any period unless at the time of such declaration or payment or setting apart for payment (i) full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for all quarterly periods terminating on or prior to the date of payment of such dividends on Junior Securities, (ii) the Company is not in default with respect to any obligation to redeem or retire shares of Series A Preferred Stock and
(iii) an amount equal to the dividends accrued on the Series A Preferred Stock from the last date dividends were paid on the Series A Preferred Stock to the date of payment of such dividends on Junior Stock has been declared and set apart in cash for payment on the Series A Preferred Stock.

         Redemption. On or after 60 days following the date the Series A Preferred Stock was issued (December 31, 1997 or the "Issue Date"), so long as the Company has sufficient funds legally available, the Series A Preferred Stock may be redeemed, in whole or in part, at the election of the Company upon not less than 10 trading days prior written notice of such election to each holder of record of the Series A Preferred Stock to be redeemed. For each share of Series A Preferred Stock to be redeemed on any date, the Company shall be obligated on such redemption date to pay to the holder thereof an amount in immediately available funds equal to (x) the number of shares of Common Stock underlying the shares of Series A Preferred Stock to be redeemed as determined by dividing (i) the Liquidation Value of each share of Series A Preferred Stock plus any accrued but unpaid interest or dividends thereon by (ii) the Conversion Price in effect, multiplied by (y) the Market Price for the Common Stock where the Market Price equals the five trading day average closing bid price of the Common Stock as reported on Nasdaq (the "Redemption Price"). The Company may not, directly or indirectly, redeem or purchase or otherwise acquire for value any Junior Securities unless, at the time of making such redemption, purchase or other acquisition, the Company shall have redeemed, or shall contemporaneously redeem, all of the then outstanding shares of Series A Preferred Stock.

         Voting Rights. Except as required by law, the holders of the Series A Preferred Stock have no special voting rights and their consent shall not be required for the taking of any corporate action.

         Conversion. At any time after the date which is 60 days from the Issue Date and prior to December 31, 1999, each share of Series A Preferred Stock is convertible into the number of shares of the Company's Common Stock equal to (i) the Liquidation Value of such shares divided by (ii) the Conversion Price then in effect. The Conversion Price is equal to the lesser of (i) the price equal
(x) to the average closing bid prices of the Company's Common Stock as quoted by Nasdaq for the five trading day period ending on the day before the date of conversion multiplied by the (y) Applicable Percentage or (ii) 100% of the average closing bid prices for the five trading day period ending on the day before the Issue Date. The Applicable Percentage is 83% for the period 60-90 days following the Issue Date and 82% thereafter. The Series A Preferred Stock will automatically convert into Common Stock on December 31, 1999.

         Registration Rights. Under an agreement with the purchasers of the Series A Preferred Stock, the Company registered under the Securities Act the resale of the Common Stock issued and issuable upon conversion of the Series A Preferred Stock.

         Nasdaq Limitations. The issuance of the Series A Preferred Stock is subject to Nasdaq Stock Market Rule 4460(i) which prevents the Company from selling or issuing Common Stock (or securities convertible into Common Stock) at a discount to the market price of the Common Stock, if the number of such securities sold or issued would equal 20% or more of the outstanding Common Stock (or 20% or more of the voting power outstanding) immediately before the issuance of the securities. Because the Company, as of the date of this Proxy Statement, has issued 522,790 shares of Common Stock or 19.9% of the Common Stock outstanding on the Issue Date, the Company is unable to issue any more shares of Common Stock upon conversion of the Series A Preferred Stock without shareholder approval. The holders of the Series A Preferred Stock have agreed that the Company will not issue more than 19.9% of the Company's outstanding Common Stock as of December 31, 1997 without the approval of the Company's shareholders (the "19.9% Limit"). If the Company has reached the 19.9% Limit and may no longer issue shares upon conversion of the Series A Preferred Stock, the Company must take all reasonable steps necessary to be in a position to issue shares of Common Stock upon conversion of the Series A Preferred Stock without violating any rules or regulations of Nasdaq, including obtaining shareholder approval.

PRINCIPAL EFFECTS OF THE APPROVAL AND RATIFICATION OF THE PROPOSAL

         If the shareholder approval is obtained the Company would be permitted to issue shares of Common Stock upon conversion of the Series A Preferred Stock to the Series A Holders in excess of the 19.9% Limit. This in turn would allow the Company, so long as the Company is able to pay the Redemption Price to the Series A Holders, to exercise the Option. If the Company exercises the Option, all outstanding shares of Series A Preferred Stock will be redeemed or converted and, after the issuance of the 225,000 shares of Common Stock, no further dilution to the Common Stock will occur as a result of the conversion of the Series A Preferred Stock into Common Stock. If the Option is not exercised and the Shareholders Approval is obtained, the Series A Holders will be permitted to convert the outstanding Series A Preferred Stock into shares of Common Stock pursuant to the terms of the Series A Preferred Stock. Such additional conversions could cause further dilution to the Common Stock. In the event the


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
Company is unable to obtain the shareholder approval, the Company will be unable to exercise the Option, the Company will not be permitted to issue additional shares of Common Stock upon conversion of the Series A Preferred Stock, and the Series A Preferred Stock will remain outstanding. However, shareholders should note that even if the shareholder approval is obtained, the Company still may not have the ability to exercise the Option if it does not obtain additional financing to pay for the Redemption Price to the Series A Holders.


VOTE AND RECOMMENDATION

         The affirmative vote of the holders of a majority of all of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting will be required in connection with the foregoing transactions. Pursuant to Nasdaq Stock Market Rules, Series A Holders are required to abstain from voting on this Proposal No. 3 in view of their interest in the transaction with respect to which approval is being sought.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE SALE OF THE SERIES A PREFERRED STOCK AND ISSUANCE OF SHARES OF COMMON STOCK UPON THE CONVERSION OF THE SERIES A PREFERRED STOCK IN ACCORDANCE WITH NASDAQ STOCK MARKET RULE 4460(i).


                                (PROPOSAL NO. 4)

                      RATIFICATION OF SELECTION OF AUDITORS


         The Board of Directors has appointed the firm of Parente Randolph Orlando Carey & Associates, LLP as independent public accountants for the year ending June 30, 1999.

The appointment of auditors is approved annually by the Board of Directors, which is based in part on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

         Although not required by law or by the By-laws of the Company, the Board of Directors has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the Board will reconsider the appointment. A representative of Parente Randolph Orlando Carey & Associates, LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

         The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the outstanding shares of Common Stock is required for the ratification of this selection.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PARENTE RANDOLPH ORLANDO CAREY AND ASSOCIATES, LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting, such proposals must be received by the Company no later than June 30, 1999. Proposals should be directed to the attention of the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1998, INCLUDING THE FINANCIAL STATEMENTS, BUT EXCLUDING EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO THE COMPANY, ATTENTION: RICHARD J. DEPIANO.

         EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


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
                                    EXHIBIT A

                              ESCALON MEDICAL CORP.

                PROPOSED AMENDMENT TO THE 1993 STOCK OPTION PLAN


                             SECOND AMENDMENT TO THE

                        INTELLIGENT SURGICAL LASERS, INC.

                             1993 STOCK OPTION PLAN


              The "Intelligent Surgical Lasers, Inc. 1993 Stock Option Plan" (the "Plan"), which was effective September 23, 1993, is hereby amended, effective August 8, 1997, as follows (subject to the obtaining of subsequent approval of the shareholders of the Company):

              By deleting Section 3 of the Plan and substituting therefor the following:

3. Shares of Common Stock Subject to the Plan. The aggregate number of shares of the Common Stock Which may be issued upon the exercise of Options granted under the Plan shall not exceed 375,000 (after giving effect to the reverse stock split effected on November 8, 1993), subject to adjustment under the provisions of Section 6 hereof. The shares of Common Stock to be issued upon the exercise of Options may be authorized but unissued shares, shares issued and reacquired by the Company, or shares purchased by the Company in privately negotiated or open market transactions for purposes of the Plan. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option but not acquired thereunder shall again be available for Options to be granted under the Plan.



                                       A-1